Exhibit 99.1
RPM Reports Decline in Sales, Net Income for Fiscal 2009 Second Quarter
•	Industrial segment sales continue growth, but EBIT declines as pace slows

•	Consumer segment posts declines in sales and EBIT

•	Liquidity, capital position and cash flow remain strong
MEDINA, OH — January 8, 2009 — RPM International Inc. (NYSE: RPM) today reported lower sales and net income for its fiscal 2009 second quarter ended November 30, 2008.
Second-Quarter Results
RPM’s net sales of $890.0 million were down 1.7% from the $905.7 million reported in the fiscal 2008 second quarter. Organic sales declined 4.6%, with 3.8% of that amount representing net foreign exchange losses. Net acquisition growth of 2.9% offset part of the organic decline.
Net income for the quarter decreased 23.9%, to $41.7 million from $54.9 million a year ago, while diluted earnings per share decreased 23.3% to $0.33 from $0.43.
“RPM’s second-quarter operating results indicate the impact of the worldwide recession, particularly on our consumer products segment. Our industrial segment, which has been experiencing robust growth for the past several years, also felt the impact of recession as sales continued to grow, albeit at a slower pace,” stated Frank C. Sullivan, chairman and chief executive officer.
Consolidated earnings before interest and taxes (EBIT) were $77.7 million, a 16.4% decline from the $93.0 million reported a year ago.
Second-Quarter Segment Sales and Earnings
Sales in the company’s industrial segment grew 3.3% to $625.6 million from $605.8 million in the year-ago second quarter. Organic sales declined 2.9%, including 4.3% in net foreign exchange losses as a result of the dollar strengthening against most other worldwide currencies. Growth from acquisitions was 6.2%. Industrial segment EBIT for the second quarter decreased 4.0% to $71.0 million, compared to EBIT of $74.0 million a year ago.
“Industrial segment sales growth slowed across most of our businesses,” stated Sullivan. “Sales growth remained brisk in our protective coatings, fiberglass reinforced plastics and international polymer flooring product lines. However, previously high growth lines, such as North American polymer flooring, began feeling the impact of the overall economic decline in the second quarter, while formerly strong international markets reflected the migration of the U.S. recession to Europe and our other overseas markets,” Sullivan stated.
Sales by RPM’s consumer segment fell 11.8% to $264.4 million from $299.9 million a year ago. Of the decline in sales, 8.0% was organic, including 2.7% in net foreign exchange losses, while acquisitions less divestitures accounted for 3.8% of the decline, largely representing the sale of the

RPM Reports Decline in Sales, Net Income Fiscal 2009 Second Quarter
January 8, 2009

company’s Bondo subsidiary in the fiscal 2008 second quarter. Consumer segment EBIT declined 48.5% to $15.9 million from $30.8 million in the fiscal 2008 second quarter.
“Our consumer businesses continue to face a difficult retail climate, largely attributable to the lingering effects of the weak domestic housing market that has impacted many of our large retail accounts. New, high value products introduced by both our Rust-Oleum and DAP subsidiaries over the summer months have experienced good market acceptance and are performing consistent with our expectations. Our other consumer product lines are maintaining market share in this difficult retail environment,” Sullivan stated.
Asbestos Liability
During the quarter, RPM paid $16.4 million in pre-tax asbestos costs, compared to $26.1 million in the year-ago period. RPM’s total asbestos reserve balance stood at $527.3 million at November 30, 2008.
Cash Flow and Financial Position
For the first half of fiscal 2009, cash from operations was $104.0 million, compared to $104.1 million in the fiscal 2008 first half. Capital expenditures were $24.9 million, compared to depreciation of $32.2 million over the same period in fiscal 2009. Total debt at the end of the first half was $962.6 million, compared to $1,073.6 million at the end of fiscal 2008. RPM’s net (of cash) debt-to-total capitalization ratio was 40.3%, compared to 42.6% at May 31, 2008, and both are at the low end of the company’s historic norms. “At November 30, 2008, liquidity, including cash and long-term committed available credit, stood at a very strong $523.4 million,” Sullivan stated.
Stock Repurchase Update
RPM said it purchased 1,239,544 shares of its stock during the quarter at an average cost of $16.62.
First-Half Sales and Earnings
Net sales for the first half of fiscal 2009 increased 2.2% to $1.88 billion from $1.84 billion a year ago. Net income declined 9.6%, from $123.1 million to $111.1 million during the period.
Diluted earnings per share for the first half of fiscal 2009 decreased 10.4%, to $0.86 from $0.96 a year ago. First-half EBIT was $188.6 million, down 8.4% from the $205.9 million reported a year ago.
RPM’s industrial segment sales increased 9.0% in the fiscal 2009 first half, to $1.32 billion from $1.21 billion a year ago. Acquisitions represented 7.5% of the sales growth, with organic growth adding 1.5%, including 0.7% of net foreign exchange losses. Industrial segment EBIT increased 5.3% to $162.6 million from $154.4 million in the fiscal 2008 first half.
First-half sales for the consumer segment declined 11.2% to $552.3 million from $621.6 million reported in the first half of fiscal 2008. Organic sales decreased by 6.4%, including net foreign exchange losses of 0.8%, while acquisitions less divestitures accounted for 4.8% of the decline,

RPM Reports Decline in Sales, Net Income Fiscal 2009 Second Quarter
January 8, 2009

primarily due to the Bondo sale. Consumer segment EBIT was down 32.3%, to $50.5 million from $74.5 million a year ago.
Business Outlook
“We are likely to experience a loss in our fiscal third quarter, which will end February 28, 2009, due to a combination of factors. The third quarter is RPM’s seasonally low period, and our performance will be further impacted by continuing revenue declines, along with employee severance costs resulting from adjustments in certain RPM businesses to address the deteriorating business environment,” stated Sullivan.
“As we announced during the second quarter, it is likely that our current fiscal year results will be below those of fiscal 2008, given the significant deterioration of economic conditions worldwide. Also as previously announced, we are discontinuing guidance for the current fiscal year until such time as we see more predictability in overall economic conditions,” he stated.
Webcast and Conference Call Information
Management will host a conference call to discuss the results beginning at 10:00 a.m. Eastern time today. The call can be accessed by dialing 866-713-8565 or 617-597-5324 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. Eastern time on January 8, 2009 until 11:59 p.m. Eastern time on January 15, 2009. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 76795536.
The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.
For more information, contact P. Kelly Tompkins, executive vice president — administration and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.
# # #

RPM Reports Decline in Sales, Net Income Fiscal 2009 Second Quarter
January 8, 2009

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liabilities, including for asbestos-related claims; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2008, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007

Net Sales	$889,965	$905,708	$1,875,430	$1,836,047
Cost of sales	533,239	537,970	1,115,115	1,084,407

Gross profit	356,726	367,738	760,315	751,640
Selling, general & administrative expenses	278,982	274,718	571,672	545,753
Interest expense, net	17,394	12,107	27,980	24,825

Income before income taxes	60,350	80,913	160,663	181,062
Provision for income taxes	18,624	26,058	49,420	57,939

Net Income	$41,726	$54,855	$111,243	$123,123

Basic earnings per share of common stock	$0.33	$0.46	$0.88	$1.03

Diluted earnings per share of common stock	$0.33	$0.43	$0.86	$0.96

Average shares of common stock outstanding — basic	127,090	120,057	126,158	120,027

Average shares of common stock outstanding — diluted	128,137	130,608	129,197	130,474

SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007

Net Sales:
Industrial Segment	$625,578	$605,846	$1,323,160	$1,214,446
Consumer Segment	264,387	299,862	552,270	621,601

Total	$889,965	$905,708	$1,875,430	$1,836,047

Gross Profit:
Industrial Segment	$264,409	$254,315	$556,184	$509,859
Consumer Segment	92,317	113,423	204,131	241,781

Total	$356,726	$367,738	$760,315	$751,640

Income (Loss) Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (a)	$70,958	$73,058	$162,470	$152,710
Interest (Expense), Net	(37)	(915)	(96)	(1,657)

EBIT (b)	$70,995	$73,973	$162,566	$154,367

Consumer Segment
Income Before Income Taxes (a)	$14,806	$29,819	$48,071	$72,670
Interest (Expense), Net	(1,074)	(994)	(2,416)	(1,850)

EBIT (b)	$15,880	$30,813	$50,487	$74,520

Corporate/Other
(Expense) Before Income Taxes (a)	$(25,414)	$(21,964)	$(49,878)	$(44,318)
Interest (Expense), Net	(16,283)	(10,198)	(25,468)	(21,318)

EBIT (b)	$(9,131)	$(11,766)	$(24,410)	$(23,000)

Consolidated
Income Before Income Taxes (a)	$60,350	$80,913	$160,663	$181,062
Interest (Expense), Net	(17,394)	(12,107)	(27,980)	(24,825)

EBIT (b)	$77,744	$93,020	$188,643	$205,887

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(b)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	November 30, 2008	November 30, 2007	May 31, 2008
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and short-term investments	$205,289	$191,080	$231,251
Trade accounts receivable	627,653	635,847	841,795
Allowance for doubtful accounts	(20,464)	(21,382)	(24,554)

Net trade accounts receivable	607,189	614,465	817,241
Inventories	493,241	461,946	476,149
Deferred income taxes	36,974	40,612	37,644
Prepaid expenses and other current assets	194,596	202,615	221,690

Total current assets	1,537,289	1,510,718	1,783,975

Property, Plant and Equipment, at Cost	1,007,208	973,709	1,054,719
Allowance for depreciation and amortization	(552,053)	(514,529)	(556,998)

Property, plant and equipment, net	455,155	459,180	497,721

Other Assets
Goodwill	844,980	846,275	908,358
Other intangible assets, net of amortization	348,770	351,764	384,370
Other	167,008	91,744	189,143

Total other assets	1,360,758	1,289,783	1,481,871

Total Assets	$3,353,202	$3,259,681	$3,763,567

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$282,429	$297,099	$411,448
Current portion of long-term debt	171,247	101,455	6,934
Accrued compensation and benefits	102,716	101,662	151,493
Accrued loss reserves	73,673	69,317	71,981
Asbestos-related liabilities	65,000	57,500	65,000
Other accrued liabilities	126,106	111,917	139,505

Total current liabilities	821,171	738,950	846,361

Long-Term Liabilities
Long-term debt, less current maturities	791,364	840,564	1,066,687
Asbestos-related liabilities	462,309	247,895	494,745
Other long-term liabilities	137,884	175,883	192,412
Deferred income taxes	19,729	25,288	26,806

Total long-term liabilities	1,411,286	1,289,630	1,780,650

Total liabilities	2,232,457	2,028,580	2,627,011

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 128,381; 121,782; 122,189)	1,284	1,218	1,222
Paid-in capital	775,459	596,644	612,441
Treasury stock, at cost	(50,279)	(5,730)	(6,057)
Accumulated other comprehensive income (loss)	(94,280)	89,456	101,162
Retained earnings	488,561	549,513	427,788

Total stockholders’ equity	1,120,745	1,231,101	1,136,556

Total Liabilities and Stockholders’ Equity	$3,353,202	$3,259,681	$3,763,567

CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
(UNAUDITED)

	Six Months Ended November 30,
	2008	2007
Cash Flows From Operating Activities:
Net income	$111,243	$123,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32,175	30,962
Amortization	11,254	10,813
Deferred income taxes	5,034	20,294
Earnings of unconsolidated affiliates	(931)	(606)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	212,078	120,336
(Increase) in inventory	(15,607)	(29,130)
(Increase) decrease in prepaid expenses and other current and long-term assets	18,138	(4,648)
(Decrease) in accounts payable	(130,500)	(85,437)
(Decrease) in accrued compensation and benefits	(48,776)	(32,304)
Increase (decrease) in accrued loss reserves	1,693	(6,692)
(Decrease) in other accrued liabilities	(37,279)	(4,278)
Payments made for asbestos-related claims	(32,436)	(48,873)
Other	(22,038)	10,531

Cash From Operating Activities	104,048	104,091

Cash Flows From Investing Activities:
Capital expenditures	(24,887)	(17,477)
Acquisition of businesses, net of cash acquired	(3,733)	(9,291)
Purchase of marketable securities	(69,133)	(43,731)
Proceeds from sales of marketable securities	63,612	41,103
Proceeds from the sales of assets or businesses		44,800
Other	3,296	(338)

Cash From (Used For) Investing Activities	(30,845)	15,066

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	87,209	5,727
Reductions of long-term and short-term debt	(49,576)	(58,838)
Cash dividends	(50,470)	(44,328)
Repurchase of stock	(45,184)	(5,730)
Exercise of stock options, including tax benefit	1,690	5,239

Cash (Used For) Financing Activities	(56,331)	(97,930)

Effect of Exchange Rate Changes on Cash and Short-Term Investments	(42,834)	10,837

Net Change in Cash and Short-Term Investments	(25,962)	32,064

Cash and Short-Term Investments at Beginning of Period	231,251	159,016

Cash and Short-Term Investments at End of Period	$205,289	$191,080